ADVISORS SERIES TRUST

on behalf of the Funds managed by
Huber Capital Management, LLC

MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of each Fund.  Exhibit A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of the Funds.  Additional details and restrictions regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information.  Each Fund may offer any or all of the following Classes of shares:

i.	Investor Class.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.25% for each Fund.
E.	Conversion Features: None.
F.	Redemption Fees: 1.00% on shares held 60 days or less.

ii.	Institutional Class.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: None.*
D.	Maximum Annual Shareholder Servicing Plan Fee: None.*
E.	Conversion Features: None.
F.	Redemption Fees: 1.00% on shares held 60 days or less.

*The Funds’ “Distribution and Service (“Rule 12b-1”) Fees” and “Shareholder Servicing Plan Fee” may each accrue up to 0.25% of the average daily net assets of the Institutional Class shares; however, the accrual of each fee is currently set at 0.00% until at least February 29, 2012, and any accrual increase must first be approved by the Trust’s Board of Trustees (the “Board”)

c)
Distribution of Shares:  Investor Class shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  The Funds’ shares are also offered directly through their distributor.  Institutional Class shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.

d)
Minimum Investment Amounts:  The minimum initial investment in Investor Class shares is $5,000 for regular accounts and $2,500 for retirement accounts.  The minimum initial investment in Class I shares is $1,000,000 for all accounts.  Once an account is established, subsequent investments of $100 may be made for Investor Class shares and subsequent investments of $5,000 may be made for Institutional Class shares.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.	Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Investor Class shareholders, and constitute an expense allocated to that specific class, subject to the disclosure above regarding Institutional Class’ Rule 12b-1 Plan.

4.	Exchange Features

Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.	Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Board; (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 25th day of October, 2011.

ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Title: President

Date: October 25, 2011

EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Huber Capital Management, LLC

Fund Name:

Huber Capital Equity Income Fund
Huber Capital Small Cap Value Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee

Investor Class	Regular Accounts - $5,000 Retirement Accounts - $2,500	None	None	0.25%	0.25%	1.00%3
Institutional Class	$1,000,000	None	None	None2	None2	1.00%3

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

2
The Funds’ “Distribution and Service (“Rule 12b-1”) Fees” and “Shareholder Servicing Plan Fee” may each accrue up to 0.25% of the average daily net assets of the Institutional Class shares; however, the accrual of each fee is currently set at 0.00% until at least February 29, 2012, and any accrual increase must first be approved by the Trust’s Board of Trustees (the “Board”)

3	A redemption fee of 1.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).

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